Exhibit 10.7
Employment Arrangements with Jeffrey A. Williams

America’s Car-Mart, Inc. (the “Company”) does not have a written employment agreement with Jeffrey A. Williams. Mr. Williams receives an annual salary of $175,000 per year and an expected quarterly bonus of $12,500. In addition, Mr. Williams is entitled to the following fringe benefits: use of a company car, cell phone service and health insurance for him and his family. Mr. Williams’ salary, bonus and fringe benefits are subject to adjustment at the discretion of the Company’s board of directors and price increases.